EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
CDI Corp.:


We consent to incorporation by reference in Registration Statement Nos. 33-7263, 333-65879, 333-69007 and 333-34508 on Form S-8 of CDI Corp. and in Registration Statement No. 333-9793 on Form S-3 of CDI Corp. of our report dated February 20, 2001 relating to the consolidated balance sheets of CDI Corp. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000 and the related financial statement schedule, which report appears in the December 31, 2000 annual report on Form 10-K/A of CDI Corp.






Philadelphia, PA                                         /s/ KPMG LLP
May 8, 2001                                     ------------------------------
                                                           KPMG LLP


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